Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP, Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JULY SALES RESULTS

August 6, 2009 — Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for July 2009 decreased by 6.3% to $722.5 million from $771.3 million in July 2008. On a comparable club basis, July 2009 sales decreased by 9.1%, including a negative impact from sales of gasoline of 10.9%. Merchandise comparable club sales, excluding the impact of gasoline, increased by 1.8%.

In 2008, the Company reported a comparable club sales increase of 16.7% for July, including a contribution from sales of gasoline of 9.7%. Excluding the impact of gasoline, merchandise comparable club sales increased by 7.0%.

	Four Weeks Ended August 1, 2009	Thirteen Weeks Ended August 1, 2009	Twenty-six Weeks Ended August 1, 2009
Merchandise comparable club sales	1.8%	2.9%	5.0%
Impact of gasoline sales	(10.9%)	(10.6%)	(9.8%)
Comparable club sales	(9.1%)	(7.7%)	(4.8%)

For the second quarter ended August 1, 2009, total sales decreased by 5.2% to $2.5 billion, and comparable club sales decreased by 7.7%, including a negative impact from sales of gasoline of 10.6%. Excluding the impact of gasoline, merchandise comparable club sales increased by 2.9%. For the second quarter of 2008, the Company reported a comparable club sales increase of 15.5%, including a contribution from sales of gasoline of 8.1%.

For the 26-week period ended August 1, 2009, total sales decreased by 2.7% and comparable club sales decreased by 4.8%, including a negative impact from sales of gasoline of 9.8%. Excluding the impact of gasoline, merchandise comparable club sales increased by 5.0%. For the 26-week period ended August 2, 2008, comparable club sales increased by 12.7%, including a contribution of 6.2% from gasoline.

Sales Results for July

($ in thousands)

Four Weeks Ended		% Change
August 1, 2009	August 2, 2008	Net Sales	Comp. Sales
$ 722,548	$771,277	(6.3%)	(9.1%)

Twenty-six Weeks Ended		% Change
August 1, 2009	August 2, 2008	Net Sales	Comp. Sales
$ 4,765,637	$4,897,508	(2.7%)	(4.8%)

The Company provided the following additional information regarding comparable club sales for July 2009:

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Including the negative impact of lower gasoline prices and volumes versus last year, comparable club sales decreased in all four weeks. Excluding gasoline, merchandise comparable club sales increased in weeks one, two and four, with the highest increase in week one.

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BJ’s Wholesale Club

August 6, 2009

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By major region, sales increased in Metro New York and decreased in all other regions due to the negative impact of lower gasoline prices and volumes versus last year. Excluding gasoline, sales decreased in Upstate New York and increased in all other regions, with the largest increases in Metro New York and New England.

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Excluding sales of gasoline, traffic increased by approximately 4% for July, 4% for the second quarter and 5% for the first half of the year. The average transaction amount decreased by approximately 2% for the month of July, 1% for the second quarter and was approximately flat for the first half of the year.

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On a comparable club basis, food sales increased by approximately 4% for July; 6% for the second quarter and 7% for the first half of the year. Food sales for the second quarter reflected significant price deflation in a number of perishable departments, including dairy, eggs, fresh meat, milk and produce. General merchandise sales decreased by approximately 3% for July; 2% for the second quarter and increased by 1% for the first half of the year.

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For the month of July, departments with the strongest sales increases compared to last year included bakery, breakfast needs, candy, cigarettes, deli, frozen, health and beauty aids, household chemicals, housewares, meat, paper products, pet food, prepared foods, produce and salty snacks. Departments with weaker sales compared to last year included air conditioners, apparel, electronics, jewelry, juices, milk, sporting goods, storage, tires, trash bags and water.

Conference Call Information for Second Quarter Results

On August 19, 2009 at 7:00 a.m. Eastern Time, BJ’s plans to announce financial results for the second quarter ended August 1, 2009. At 8:30 a.m. Eastern Time on August 19, 2009, BJ’s management plans to hold a conference call to discuss the second quarter financial results and its outlook for the second half of 2009. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit http://www.bjsinvestor.com/events.cfm. An archive of the webcast will be available for approximately 90 days.

The Company currently operates 183 BJ’s Wholesale clubs in 15 states. BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

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